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                                            Exhibit No. 99(b)(11)



               CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File No. 2-73948) under the Securities Act of 1933 of DFA Investment Dimensions Group Inc. of our reports dated January 23, 1995 on our audits of the financial statements and financial highlights of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company as of November 30, 1994 and for the respective periods then ended.

We also consent to the reference to our firm under the caption "Financial Statements" in the Statement of Additional Information.

/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, PA  19103
November 8, 1995